Exhibit 99.2

NextGen Healthcare Announces Date for 2021 Annual Meeting of Shareholders

ATLANTA—August 11, 2021 – NextGen Healthcare, Inc. (Nasdaq: NXGN), a leading provider of ambulatory-focused technology solutions, will hold its 2021 Annual Meeting of Shareholders on October 13, 2021 at 10:00 a.m. Eastern. The meeting will be held at NextGen Healthcare’s corporate headquarters located at 3525 Piedmont Road, NE Building 6, Suite 700, Atlanta, GA, 30305.

Shareholders of record as of September 2, 2021 are eligible to vote and attend. Proxy materials and the 2021 Annual Report will be made available to shareholders of record and will also be posted on the Company's website.

About NextGen Healthcare, Inc.

NextGen Healthcare, Inc. (Nasdaq: NXGN) is a leading provider of ambulatory-focused technology solutions. We are empowering the transformation of ambulatory care—partnering with medical, behavioral and dental providers in their journey to value-based care to make healthcare better for everyone. We go beyond EHR and PM. Our integrated solutions help increase clinical productivity, enrich the patient experience, and ensure healthy financial outcomes. We believe in better. Learn more at nextgen.com, and follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Not a Proxy Solicitation

This communication is not a solicitation of proxies from any security holder of NextGen Healthcare.  NextGen Healthcare intends on filing a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”), together with a WHITE proxy card, in connection with the Annual Meeting. WE URGE SHAREHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT NEXTGEN HEALTHCARE WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders will be able to obtain, free of charge, copies of the applicable proxy statement, any amendments or supplements thereto and any other documents when filed by NextGen Healthcare with the SEC in connection with the Annual Meeting at the SEC’s website (http://www.sec.gov), at NextGen Healthcare’s website (https://investor.nextgen.com), by emailing NXGNproxy@mackenziepartners.com or by calling MacKenzie Partners at (800) 322-2885.

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Media Contact

Tami Stegmaier

NextGen Healthcare, Inc.

(949) 237-6083

tstegmaier@nextgen.com

Exhibit 99.2

Investor Relations Contact

Matthew Scalo

(415) 370-9202

mscalo@nextgen.com

Additional Investor Contacts

Laurie Connell

lconnell@mackenziepartners.com

(212) 378-7071

Daniel Burch

dburch@mackenziepartners.com

(212) 929-5748